Exhibit 99.2R

VESTIN REALTY MORTGAGE II, INC.

VESTIN MORTGAGE, INC.

CODE

OF

BUSINESS CONDUCT AND ETHICS

CODE OF BUSINESS CONDUCT AND ETHICS

VESTIN REALTY MORTGAGE II, INC.
VESTIN MORTGAGE, INC.

POLICY STATEMENT

It is the policy of Vestin Realty Mortgage II, Inc., and its manager, Vestin Mortgage, Inc. (referred to collectively as the “Company”) to conduct their affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which they do business. This Code of Business Conduct and Ethics (the “Code”) applies to the employees, officers and directors of the Company, including the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (“Designated Executives”). This Code is the Company’s “code of ethics” as defined in Item 406 of Regulation S-K of the Securities and Exchange Commission. This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

The Company has established standards for behavior that affects the Company, and employees, officers and directors must comply with those standards. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Directors are encouraged to talk to the Company’s Audit Committee Chairman in such situations. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

APPROVALS AND WAIVERS

Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval from the Company’s Chief Financial Officer. Approvals relating to executive officers and directors must be obtained from the Company’s Board of Directors. All other approvals may be granted by the Chief Financial Officer, or such officer’s designee.

Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions relating to executive officers and directors may only be granted by the Company’s Board of Directors and must be promptly disclosed to shareholders. Changes in this Code may only be made by the Board of Directors and must be promptly disclosed to shareholders.

CONFLICTS OF INTEREST

A conflict of interest arises when your personal activity, investment or association could appear to interfere with your ability to act in the best interests of the Company. Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company. Some examples that are likely conflicts of interest are:

•	to cause the Company to engage in a business transaction with your relatives or friends;

•	to use nonpublic information of the Company or its clients or vendors for personal gain by you, your relatives or friends;

•	receive a loan, guarantee of obligation or receive more than a modest gift from the Company or a third party as a result of your position at the Company; or

•	compete or prepare to compete with the Company while still employed by the Company.

In addition, you are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval. Without approval, you may not use corporate property, information or position for personal gain. No employee may compete with the Company, directly or indirectly, except as permitted by Company policies.

Employees should disclose any potential conflicts of interest to the Chief Financial Officer or such officer’s designees, who can advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and members of the employee’s household. Non-employee directors may discuss any concerns with the Company’s Audit Committee Chairman.

A conflict of interest can also arise because of the business activities of your close relations. For example, an employee may have a potential conflict of interest wherever a close relative has a significant relationship with, or has a significant financial interest in, any borrower, vendor or competitor.

An employee may not make or attempt to influence any decision that could directly or indirectly benefit his or her close relative. To protect the employee and the Company from the appearance of a conflict of interest, he or she should make appropriate disclosure of the interest to the Chief Financial Officer or such officer’s designee.

BUSINESS RELATIONSHIPS

The Company seeks to outperform its competition fairly and honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee must endeavor to deal fairly with the Company’s borrowers, vendors, investors, competitors and employees and must not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

FAIR COMPETITION

Fair competition laws, including the U.S. antitrust rules, limit what the Company can do with another company and what the Company can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling interest rates or loan terms, dividing and allocating markets or territories, or boycotting borrowers.

GIFTS, GRATUITIES AND OTHER CONSIDERATIONS

Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage.

Gifts

Except as set out below, without approval by the Chief Financial Officer or such officer’s designees, employees must refrain from giving and receiving business-related gifts.

•
No Company employee or agent may solicit or accept a gift (including any payment, compensation, loan or other financial favor) to or from a person or organization with the intention of influencing the recipient’s business judgment or conduct. Giving or accepting any unsolicited gifts having a value of not more than $100 where there is a business benefit or purpose for the gift and any benefits received do not influence, or appear to influence, selection and purchasing decisions is permitted.

•
It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor or borrower outside the Company’s normal business. Cash equivalents include, among other things, checks, money orders and vouchers.

•
No employee may accept a vendor discount for themselves, or a perquisite from a borrower or prospective borrower, unless it is generally available to the public or is approved in advance by the Company’s Chief Executive Officer or Chief Financial Officer.

Loans

Employees may not accept loans from any person or entities having or seeking business with the Company. Designated Executives and directors may not receive loans from the Company, nor may the Company arrange for any loan. However, a loan from a financial institution in ordinary course at normal interest rates prevailing at the time of borrowing is permissible

Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited.

You are not permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company other than facilitating payments.

You may not solicit or accept a kickback or bribe, in any form, for any reason.

POLITICAL CONTRIBUTIONS AND LOBBYING

No political contributions are to be made using Company funds or assets, or the funds or assets of any Company subsidiary, to any political party, political campaign, political candidate or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized. In addition, you may not make a political contribution on behalf of the Company or its subsidiaries, or with the appearance that such contribution is being made on behalf of the Company or its subsidiaries, unless expressly authorized by the Company’s Chief Executive Officer of Chief Financial Officer. A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

Nothing in this Code is intended to discourage you from making contributions of your own time or funds to political parties or candidates of your choice. However, you will not be compensated or reimbursed by the Company for any personal contributions.

Employees must obtain prior approval to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy, or rule making. This includes grassroots lobbying contacts.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

As you are aware, full, fair, accurate, timely and understandable disclosures in Vestin Realty Mortgage II, Inc.’s periodic reports filed with the Securities and Exchange Commission is legally required and is essential to the success of the Company’s business. The Company expects that you will exercise the highest standard of care in preparing such reports which includes:

maintaining all of the Company's accounting records as well as reports produced from those records, in accordance with the laws of each applicable jurisdiction;

maintaining all records fairly and accurately to reflect the transactions and occurrences for which they relate;

maintaining all records fairly and accurately to reflect in reasonable detail, the Company's assets, liabilities, revenues and expenses;

ensuring the Company's accounting records do not contain any false of intentionally misleading entries;

ensuring that none of the Company's transactions are intentionally misclassified as to accounts, departments or accounting periods;

ensuring that all transactions are supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

never concealing information from the internal auditors or the independent auditors of the Company; and

complying with the Company's system of internal accounting controls at all times.

In addition, you are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of the Company must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with the Company’s document retention policy is strictly prohibited.

You must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to the Company, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with Company policies. You must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to the Company. Employees are also responsible for accurately reporting time worked.

No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees must comply with generally accepted accounting principles and the Company’s internal controls at all times.

GOVERNMENT INVESTIGATIONS

It is the policy of the Company to cooperate with all government investigations. You must promptly notify counsel of any government investigation or inquiries from government agencies concerning the Company. You may not destroy any record, books of account, or other documents relating to the Company except in accordance with the Company’s document retention policy. If you are aware of a government investigation or inquiry you may not destroy any record, books of account, or other documents relating to the Company unless advised by the Chief Financial Officer or the officer’s designee, that you may continue to follow the Company’s normal document retention policy.

You must not obstruct the collection of information, data or records relating to the Company. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. You must not lie to government investigators or making misleading statements in any investigation relating to the Company. You must not attempt to cause any employee to fail to provide accurate information to government investigators. Employees have the right to consult their own legal counsel at their own expense.

REGULATORY COMPLIANCE

The Company operates in a highly regulated environment and is subject to various federal, state and local laws and regulations. The Company and its employees must comply with these laws and regulations. Employees are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings and requesting information. Employees are required to immediately report any legal or regulatory violations, suspected legal or regulatory violations, or potentially harmful or dangerous conditions to a supervisor or to the Audit Committee of the Company’s Board of Directors.

All officers, directors and employees are expected to understand and comply with all the laws, regulations, internal policies and procedures that apply to them in their position with the Company. All officers, directors and employees are all personally responsible for adhering to the standards and restrictions imposed by laws, regulations, policies and procedures.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to the Company’s confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. In addition to the discussion below, the Company has specific policies governing trading in the Company’s stock, which all employees, officer and directors are expected to understand and strictly adhere to.

Insider Trading

Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. Inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new developments with respect to large loans and other similar information. Inside information is not limited to information about the Company. It also includes material non-public information about others, including the Company’s borrowers.

Insider trading is prohibited by law. It occurs when an individual with material, nonpublic information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

Communications with the Media and the Financial Community

The Company communicates with the press and with the financial community through official channels only. The Company provides accurate information about its business, to investors, the media, and the general public. All inquiries received from financial analysts or the media concerning the Company should be directed to the Company’s Chief Executive Officer or Chief Financial Officer. All legal inquiries concerning the Company or its current or former employees should be referred to the Company’s attorneys or the Chief Financial Officer.

Confidential Information

You must maintain the confidentiality of information entrusted to you by the Company or its borrowers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its borrowers if disclosed.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code may be directed to the Chief Financial Officer of the Company. Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns and are encouraged to promptly report any concerns brought to their attention in their supervisory capacity to the Company’s senior management. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged to promptly report the matter to his or her immediate supervisor or to the Chairman of the Audit Committee of the Board.

If you have concerns relating to the Company’s accounting, internal controls or auditing matters, you may also confidentially, and anonymously if you desire, submit the information in writing to the Chairman of the Company’s Audit Committee. He can be reached by mail at the following address, or you can send him an e-mail at the e-mail address below:

P. O. Box 91683
Henderson, NV 89009
Rick@lvcpa.biz

When submitting concerns, you are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will assist us in effectively investigating complaints. This is particularly important when you submit a complaint on an anonymous basis, since we will be unable to contact you with requests for additional information or clarification.

We are providing these anonymous reporting procedures so that you may disclose genuine concerns without feeling threatened. Employees who choose to identify themselves when submitting a report may be contacted in order to gain additional information.

All conversations, calls and reports made under this policy in good faith will be taken seriously. Any allegations that are knowingly false or without a reasonable belief in the truth and accuracy of such information will be viewed as a serious disciplinary offense.

Policy Prohibiting Unlawful Retaliation or Discrimination

Neither the Company nor any of its employees may discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee who in good faith:

•	provides information or assists in an investigation relating regarding any conduct which the employee reasonably believes constitutes a violation of Fraud Laws (as defined below); or

•	files, testifies participates or otherwise assists in a proceeding that is filed or about to be filed (with any knowledge of the Company) relating to an alleged violation of a Fraud Law.

This policy applies in any instance where such information or assistance provided to, or the investigation is conducted by, a federal regulatory or law enforcement agency, any member or committee of Congress, or any person with supervisory authority over the employee or the authority to investigate misconduct relating to potential securities violations by the Company or its employees. For purposes of this policy, a “Fraud Law” is a violation of federal criminal law involving:

•	securities fraud, mail fraud, bank fraud or wire, radio or television fraud;

•	violations of SEC rules or regulations; or

•	violations of any federal law relating to fraud against shareholders.

This document is not an employment contract between the Company and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify your existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. You are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work.